EXHIBIT 21

Subsidiaries of the Registrant

First Eagle Alternative Capital Holdings, Inc.—Delaware

First Eagle Alternative Capital Agent, Inc.—Delaware

First Eagle OEMG Investor, Inc.—Delaware